Exhibit 10.9

VIP GAMING PROMOTION AGREEMENT

This VIP Gaming Promotion Agreement (“Agreement”), dated as of November 14, 2009 is made between Unicorn Incorporation. (“Unicorn”), a corporation organized and existing under the laws of the Republic of Korea (“South Korea”), with its main office at [3039-1 saekdal-dong,seigwipo-city,Jeju, South Korea, and Champion Lion Limited (“Champion”), a corporation organized and existing under the laws of the British Virgin Islands, with its main office at Alameda Dr. Carlos D’ Assumpcao No: 181-187 Centro Comerica, Brilhantismo 12 Andar T, Macau, SAR.

RECITALS

A.      Unicorn holds a gaming license and is entitled to operate games of luck and chance and other games in casino in the jurisdiction of Jeju Special Self-governing Province of the Republic of Korea (the “Jeju”), pursuant to a gaming license granted by the government of South Korea.

B.      Unicorn has a lease arrangement with the Hyatt Regency Jeju Hotel #3039-1, Saekdai-dong, Seongwipo-si, Jeju-do, Korea, to operate a casino named Unicorn for a period of not less than 2 years.

C.      Champion is experienced in the development, management, financing and promotion of VIP gaming rooms in Macau that cater to wealthy mainland Chinese and Hong Kong Chinese gamblers.

D.      Unicorn and Champion (herein collectively referred to as “the Parties”)

E.      NOW, THEREFORE, the parties agree as follows.

ARTICLE 1
INTRODUCTION/DEFINED TERMS

1.1.
Introduction. Unicorn has its business focus to gaming and is the owner of Unicorn Hyatt Regency Jeju Casino. Unicorn has determined that Macau-style VIP gaming would be beneficial to the operation of the Casino, and at the same time Champion have determined that establishing a VIP gaming operation at the Casino to the same standards as prevail in Macau would be beneficial to its business by providing additional VIP gaming promotion venues outside of Macau.

1.2.
Glossary of Defined Words. Certain important defined words, appearing with initial capital letters, when used in this Agreement shall, unless the context otherwise indicates, have the meanings specified in the Glossary of Defined Terms annexed as Exhibit “1” to this Agreement (“Glossary”). Additional words appearing with initial capital letters may be defined within the text of this Agreement and such additional defined words shall have the same definition for all purposes of this Agreement unless otherwise indicated even though they are not defined in the Glossary.

1.3.
Identification of Exhibits. The exhibits (“Exhibits”) to this Agreement consist of the following documents, which are more particularly identified either described in the text of this Agreement or the Glossary, and the terms and conditions of such Exhibits are a material part of this Agreement:

Exhibit No.	Description

Exhibit “1”	Glossary of Defined Terms
Exhibit “2”	Pro Forma Profit Split

ARTICLE 2
BUILD-OUTAND LEASE OF VIP GAMING ROOM/
ADDITIONAL AMENITIES AT THE CASINO

2.1.	Lay-out and Fit-out of Casino. The Parties agree that the Casino is designed and operated to a level comparable on the date hereof to the Casino operated in Macau.

ARTICLE 3
OPERATION OF CASINO/ COMPENSATION TERMS

3.1.
Gaming Operation in Casino. Champion shall function as a VIP gaming promoter and, as such, shall be responsible for promoting the VIP Gaming operations in its Casino. Champion’s responsibility shall include providing to VIP customers through Champion’s network of VIP Gaming collaborators and agents, at Champion’s sole expense.

3.2.	The Parties agree that the Champion will be compensated in accordance with the following terms:

3.2.1.
In return for Champion’s promotion, the promotion fee should be ascertained on a Gross win/(loss) basis. Gross win/(loss) from the operation of the Casino will be split 80 % to Champion if the Gross Win from Champion’s customers does not excess Hong Kong Dollars Seven Million (HK$ 7,000,000) per month or its equivalent and 20 % to Unicorn. If the Gross Win from Champion’s customers exceed Hong Kong Dollars Seven Million (HK$ 7,000,000) per month or its equivalent and Gross win from the operation of the Casino will be split 85 % to Champion and 15 % to Unicorn. Details of calculation are per appendix 2 to this agreement.

3.2.2.
The percentage of the win spilt (80 % Champion and 20 % Unicorn) shall be paid to Champion by Unicorn by the second (2nd) day after the gaming patron finished the game and leave the Casino (or on the next business day if the second day falls on a weekend or holiday). In the event of gross loss, the percentage of the loss spilt (80 % Champion and 20 % Unicorn) shall be reimbursed to Unicorn by Champion by the following second (2nd) day after the gaming patron finished the game and leave the Casino (or on the next business day if the second day falls on a weekend or holiday).

3.2.3.
In respect of the monthly performance as mentioned under clause 3.2.1, if the Gross Win from Champion’s customers exceed Hong Kong Dollars Seven Million (HK$ 7,000,000) per month or its equivalent, Unicorn shall paid to Champion by the second (2nd) day after the month an additional 5 % under the 85% basis.

3.2.4.	All Gaming Tax shall be borne by Unicorn.

3.3.
Credit Extension / Bad Debts. Champion as the VIP Gaming promoter shall, and shall have sole responsibility to, extend credit directly to its VIP Gaming collaborators and agents so that the VIP Gaming collaborators and agents in turn will provide credit to their individual VIP gaming customers for wagering in the Casino. Accordingly, Champion shall have no obligation to deposit funds to cover the gaming chips and wagering in its Casino. Champion shall have sole responsibility for the bad debts of its VIP gaming customers and shall defend, protect and indemnify Unicorn from and against any and all claims, demands, causes of action, or similar matters arising from such bad debts.

3.4.
Employees and Employee Uniforms. Champion shall take appropriate and necessary steps to check the background of its prospective employees for criminal or other inappropriate incidents prior to hiring them and shall ensure that its employees have suitable qualifications and are properly trained for their jobs, and are aware of the need to provide top-flight service to all customers in the Casino and to handle all matters with integrity and honesty. All Champion employees shall wear uniforms when in service.Champion shall have the right to select the style and color of the its employee uniforms subject to Unicorn’s approval so as to meet and maintain the standards and corporate identity for the Casino from time to time.

3.5.
Employee Identification Passes. All officers, directors, principals, and employees of Champion shall wear the identification passes provided by Unicorn while working in the Casino. If any person quits or is terminated, Champion shall ensure that such person’s identification pass is immediately returned to Unicorn.

3.6.
Compliance with Laws and Regulations. Champion shall comply with all laws, rules and regulations that may apply to Champion in connection with its Gaming operation activities and the performance of its obligations under this Agreement, including any requirements for licensure.

ARTICLE 4
GAMING RULES AND PRINCIPLES

4.1.
Casino Rules and Regulations. Unicorn shall have the right and authority to issue from time to time such rules and regulations as it deems necessary and appropriate to comply with all applicable laws and regulations and to provide for appropriate security and integrity throughout the Casino (“Rules”). Champion and its officers, directors, agents, employees and customers shall strictly observe the Rules.

4.2.	Gaming Chips. All VIP customers of Champion need to use Rolling Chips in the Casino. Unicorn is required to provide unlimited Rolling Chips to the customers of Champion.

4.3.	Table Limits. Champion may establish the limits for each gaming table within the Casino subject to Unicorn’s reasonable approval.

4.4.
Chip Buy-back. Unicorn will buy-back Rolling Chips by converting them into an equal amount of Cash Chips, by paying cash, or by whatever other method the Parties may agree from time to time. Unicorn will buy back Cash Chips by paying cash or by whatever other method the Parties may agree from time to time.

4.5.
Right of Supervision. Unicorn’s senior management and other specified employees or representatives shall have the right to supervise the operation of the VIP gaming operations contemplated by this Agreement.

4.6.
Unicorn shall be responsible for all employee wages and benefits, including but not limited to casino’s employees such as security guards, dealers etc., other than those working behind the Champion’s cage. Champion shall be responsible for all employee wages, benefits and allowances for employees working behind the Champion’s cage. Unicorn should at all times provide dealers and supervisors to ensure smooth functioning of Casino.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1.	Unicorn represents and warrants to Champion that the following statements are true, correct, and complete as of the date first written above:

5.1.1.
Due Organization. Unicorn is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its principal offices at the address first written It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. Unicorn has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

5.1.2.
Requisite Authority. Unicorn has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to perform and observe the terms and provisions of this Agreement and of all such other instruments, and agreements.

5.1.3.
Necessary Corporate Action. All corporate action by Unicorn and its directors or stockholders, necessary for the authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duly taken.

5.1.4.
Authority of Officers. The officers of Unicorn executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

5.1.5.
Validity of Agreement. This Agreement has been duly executed and delivered by Unicorn, and constitutes the legal, valid, and binding obligation of Unicorn, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by Unicorn, will similarly constitute the legal, valid, and binding obligation of Unicorn, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of creditors generally.

5.1.6.
No Contrary Bylaw, Agreement, or Statute. There is no charter, bylaw, or capital stock provision of Unicorn, and no provision of any indenture or agreement, written or oral, to which Unicorn is a party or under which Unicorn is obligated, nor is there any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on Unicorn that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

5.1.7.
No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to Unicorn’s knowledge, threatened against or affecting Unicorn or its property, the adverse determination of which might affect Unicorn’s financial condition or operations or impair Unicorn’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

5.1.8.	Insurance. The Casino is covered by public liability, property damage and such other insurance as is reasonable and necessary consistent with normal business practices in South Korea.

5.1.9.	Gaming License. Unicorn has a valid gaming license of unlimited duration for the Casino.

5.2.	Champion represents and warrants to Unicorn that the following statements are true, correct, and complete as of the date first written above:

5.2.1.
Due Organization. Champion is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its place of business, or if it has more than one place of business, its chief executive office, located at Alameda Dr. Carlos D’ Assumpcao No: 181-187 Centro Comerica, Brilhantismo 12 Andar T, Macau, SAR. It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. Champion has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

5.2.2.
Requisite Authority. Champion has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to perform and observe the terms and provisions of this Agreement and of all such other instruments, and agreements.

5.2.3.
Necessary Corporate Action. All corporate action by Champion and its directors or stockholders, necessary for the authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duly taken.

5.2.4.
Authority of Officers. The officers of Champion executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

5.2.5.
Validity of Agreement. This Agreement has been duly executed and delivered by Champion, and constitutes the legal, valid, and binding obligation of Champion, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by Champion, will similarly constitute the legal, valid, and binding obligation of Champion, enforceable against it in accordance with its terms., except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of creditors generally.

5.2.6.
No Contrary Bylaw, Agreement, or Statute. There is no charter, bylaw, or capital stock provision of Champion, and no provision of any indenture or agreement, written or oral, to which Champion is a party or under which Champion is obligated, nor is there any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on Champion that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

5.2.7.
No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to Champion’s knowledge, threatened against or affecting Champion or its property, the adverse determination of which might affect Champion’s financial condition or operations or impair Champion’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

ARTICLE 6
AFFIRMATIVE COVENANTS

6.1.	Champion’s Affirmative Covenants. Champion agrees that as long as this Agreement shall remain in effect, it will, unless Unicorn waives compliance in writing:

Notices. Promptly give written notice to Unicorn of:

All litigation in which Champion is named as a defendant when the amount claimed is Hong Kong Dollars Five Million (HK $5,000,000) or its equivalent amount denominated in other currencies or more;

Any substantial dispute that may exist between Champion and any governmental regulatory body or law enforcement authority;

Any other matter that has resulted or might result in a material adverse change in Champion’s financial condition or operations.

Corporate Existence. Maintain and preserve its corporate existence and all rights, privileges, licenses, trade names, franchises, and other rights necessary for the conduct of its business; conduct its business in an orderly manner, without voluntary interruption; maintain its chief executive office in Macau, SAR, where it is now maintained; and maintain its corporate existence as a British Virgin Islands corporation.

Taxes and Assessments. Pay and discharge, before they become delinquent and before penalties accrue on them, all taxes except all gaming tax levied by the Korean Government or relevant Governmental Authorities, assessments, and governmental charges on or against Champion or any of its businesses, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings so as not to cause any materially adverse effect on Champion’s financial condition.

Accounts and Records. Maintain adequate books, accounts, and records to document the gaming activities conducted in the Casino, and permit employees or professional advisors of Unicorn at any reasonable time to inspect the said books, accounts and records to the extent that Unicorn is required by applicable laws, rules and regulations to provide the same to governmental authorities.

6.2.	Unicorn’s Affirmative Covenents. Unicorn agrees that as long as this Agreement shall remain in effect, it will, unless Champion waives compliance in writing:

Notices. Promptly give written notice to Champion of

All litigation in which Unicorn is named as a defendant when the amount claimed is Hong Kong Dollars Five Million (HK $5,000,000) or its equivalent amount denominated in other currencies or more;

Any substantial dispute that may exist between Unicorn and any governmental regulatory body or law enforcement authority;

Any other matter that has resulted or might result in a material adverse change in Unicorn’s financial condition or operations.

Corporate Existence. Maintain and preserve its corporate existence and all rights, privileges, licenses, trade names, franchises, and other rights necessary for the conduct of its business; conduct its business in an orderly manner, without voluntary interruption; maintain its chief executive office in South Korea, where it is now maintained; and maintain its corporate existence as a South Korean corporation.

Taxes and Assessments. Pay and discharge, before they become delinquent and before penalties accrue on them, all taxes, assessments, and governmental charges on or against Unicorn or any of its businesses, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings so as not to cause any materially adverse effect on Unicorn’s financial condition.

Insurance. Maintain public liability and such other insurance as is reasonable and necessary consistent with normal business practices in South Korea.

ARTICLE 7
EVENTS OF DEFAULT 1 REMEDIES

Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

False Representation or Warranty. Any representation or warranty by either of the Parties in this Agreement or in any agreement, instrument, or certificate executed under this Agreement or in connection with any transaction contemplated by this Agreement is false or misleading in any material respect when made.

Judgments. Any material money judgment, writ or warrant of attachment, or similar process is entered or filed against either of the Parties or any of its properties or other assets and remains unvacated, unbonded, or unstayed for a period of thirty (30) days or in any event later than five days before the date of any proposed sale under the judgment, writ, or warrant.

Voluntary Bankruptcy. Either of the Parties (a) admits in writing its inability to pay its debts when due; (b) makes an assignment for the benefit of creditors; (c) applies for or consents to the appointment of any receiver, trustee, custodian, or similar officer for any substantial part of its property; (d) institutes (by petition, application, or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceedings under the laws of any jurisdiction against such Party herein; or (e) approves or adopts any resolution or otherwise authorizes action to approve any of the foregoing.

Involuntary Bankruptcy. Without the Party’s application or consent, (a) a receiver, trustee, custodian, or similar officer is appointed for such Party or for any substantial part of its property, or (b) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceedings under the laws of any jurisdiction is instituted (by petition, application, or otherwise) against the Party and the appointment or proceedings remain unstayed or undismissed for a period of 60 days.

Material Change. There is a material adverse change in either Party’s business or financial condition.

Failure to Perform Any Other Condition. Either Party fails to perform any other condition or provision of this Agreement not specifically referred to in this Article 8 and the failure continues for thirty (30) days after notice of the failure is given by the other Party to the Defaulting Party.

Remedies. Without limiting any rights or remedies provided for elsewhere in this Agreement or any other instruments or agreements executed in connection herewith, on the occurrence of an Event of Default under article 8.1 above that remains uncured (provided that a reasonable cure period is allowed) this Agreement shall automatically terminate. If Champion is the Defaulting Party, then Champion shall immediately tender possession and control of the Champion Cage to Unicorn.

ARTICLE 8
GENERAL PROVISIONS

Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered; if delivered electronically through the Internet, when it is received; or, if delivered in another manner, the earlier of when it is actually received by the Party to whom it is directed or, if it is sent to the address listed below or to any other address that the Party may designate for itself by notice given in accordance with this section, when the period set forth below expires (whether or not it is actually received):

If deposited with the post office, postage prepaid and addressed to the Party to receive it as set forth below seven (7) days after such deposit as registered or certified airmail; or

If accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the Party to receive it as set forth below, two (2) days after the delivery time promised by the delivery service.

If to Unicorn:

3039-1, saekdal-dong,seigwipo-city,Jeju, South Korea

If to Champion:

Alameda Dr. Carlos D’ Assumpcao No: 181-187 Centro Comerica, Brilhantismo 12 Andar T, Macau, SAR.

Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, provided that Champion shall not assign this Agreement or any of the rights, duties, or obligations, of Champion under this Agreement without Unicorn’s prior written consent, which shall not be unreasonably withheld. Unicorn acknowledges that Champion intends to complete a public listing of their businesses on an international stock exchange. Unicorn represents and warrants without Champion’s consent, which shall not be unreasonably withheld, Unicorn shall not further assign or transfer this Agreement.

Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. Facsimile signatures shall be deemed originals for all purposes.

Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements or understandings relating hereto, written or oral, are superseded hereby.

Modification. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding unless in writing and signed by all the parties hereto.

Termination. Either party shall have the right to terminate this Agreement immediately, without further liability or obligation of any kind whatsoever, in the event that dishonesty, gross negligence or willful malfeasance is found.

Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of Korea without giving effect to the conflict of laws principles thereof.

Any dispute, controversy or claim arising out of or in connection with this Agreement (“Dispute”) shall be first submitted to non-binding mediation in a venue and forum agreeable to both Parties. If the Parties are unable to reach a resolution of the Dispute through mediation, then the Dispute shall be submitted to the exclusive jurisdiction of the Seoul Central District Court located in Seoul, Korea as the court of first instance.

Severability. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. In such event, the parties hereto agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the parties as closely as possible with respect to the provision that has been held invalid, illegal or unenforceable.

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Confidentiality. Each Party shall treat all non-public information received from the other Parties or any Affiliate (“Confidential Information”), including the existence and contents of this Agreement, as confidential and proprietary and shall not disclose any Confidential Information to any third party, other than (i) to governmental authorities as required by any applicable laws, rules or regulations (including applicable regulations of a securities exchange) or judicial or administrative proceedings, (ii) as may be reasonably necessary for the implementation, performance or enforcement of this Agreement, or (iii) to advisors, lenders, purchasers or investors (or prospective lenders, purchasers or investors) and consultants to, and Affiliates (including their respective officers and employees), officers and employees of, such Party, who are in each case bound by the same terms of confidentiality or by a duty not to disclose to unauthorized parties, except for such information as may be publicly available other than as a result of a breach of this Article 10. 10 by such Party.

Effective Date and Term.

This Agreement shall be effective and produce effects from November 1, 2009 (“the Effective Date”)

This Agreement shall continue until December 31, 2010 and shall be thereafter automatically renewed annually unless earlier terminated as provided herein.

Either party may terminate this agreement at any time by giving thirty days notice to the other in writing.

ARTICLE 9
ENTIRE AGREEMENT AND LANGUAGE

This Agreement and Appendix I hereto set forth the entire understanding between Champion and Unicorn and incorporate and supersede all prior agreements and understandings with respect thereto. This Agreement may be amended by subsequent writing signed by both parties.

The parties agree that the controlling language of this Agreement shall be English. Each party fully understands this Agreement as written in the controlling language of English.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement by their respective duly authorized officers on the day and year first above written.

Unicorn Incorporation
By:	Baek, Myung Chui
President

/s/ Baek Myung Chui

Champion Lion Limited
By:	For and on behalf of
CHAMPION LION LIMITED

/s/ Leong Siak Hung
Authorised Signature(s)

EXHIBIT 1

Glossary of Defined Terms

Certain important defined words, appearing with initial capital letters, when used in the Agreement shall, unless the context otherwise indicates, have the meanings specified in this Glossary. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context indicates. Additional terms defined in the text of the Agreement or in any Exhibits shall have the same definition for all purposes of the Agreement unless otherwise indicated, notwithstanding that such additional terms are not defined in this Glossary.

“Affiliate” means, when used with reference to a specified Person, (i) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person who, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of or other ownership interests in the specified Person or of which the specified Person is directly or indirectly the owner of 5% or more of any class of equity securities or other ownership interests.

“Agreement” means this VIP Gaming Promotion Agreement, as originally executed and as amended and restated from time to time, as the context requires, and words such as “herein,” “hereinafter,” “hereof,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to the Agreement as a whole, unless the context otherwise requires.

“Cash Chips” means gaming chips provided by Unicorn that can be circulated and used as cash on any gaming tables in the Casino. The exchange currency for the Cash Chips shall be Korean Won or such other currency as the parties mutually agree.

“Casino” means the gaming facility and VIP Gaming Rooms located in the Hyatt Regency Jeju Hotel and operated pursuant to applicable Legal Requirements.

“Chip Turnover” means the total value of all gaming chips that are wagered within the Casino.

“Default” means the failure of a Party to fully and faithfully perform its obligations under this Agreement, including any representations, warranties or covenants or indemnification obligations, after the expiration of such period, if any, as may be expressly provided for the cure of a breach or default of the applicable obligation; provided, however, if no cure period is expressly provided, then a “Default” shall be deemed to have occurred upon any breach or default of the obligation for which no cure period is expressly stated.

“Defaulting Party” means a Party who is in Default as a result of a failure to fully and faithfully perform any obligations or duties under this Agreement.

“Legal Requirements” means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or in the future may be applicable to the Parties and the operation of the Casino.

“Party” means Unicorn or Champion or any other Person who becomes bound by or a signatory to this Agreement, and the term “Parties” means and refers to more than one Party, as the context provides.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Rolling Chips” means a particular set of chips distributed by Unicorn to Champion for the exclusive use of Champion’s VIP players on specifically designated VIP gaming tables in the Casino. The Rolling Chips cannot be exchanged for cash, cheques, cash chips or other cash equivalents. The exchange currency for the Rolling Chips shall be Korean Won or such other currency as the parties mutually agree.

“Win/(Loss) Split” shall have the meaning ascribed to it in Article 3.2 of this Agreement.

EXHIBIT 2

Pro Forma Profit Split